Exhibit 99

Reporting Segments

The financial information provided below is a reclassification of certain CDI historical financial information to reflect the Company’s new reporting segments in 2012. As a result of the organizational changes announced in December 2011, certain support functions previously contained in the reporting segments are being consolidated and centralized in Corporate, which impacts the presentation of previously reported results for Corporate and each of the reporting segments. The financial information provided below is unaudited and subject to adjustment in future public filings by the Company.

Reporting segment data on a quarterly basis is presented in the tables below:

	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue:
GETS	$78,997	$80,169	$83,229	$81,151
PSS	161,940	165,170	171,539	169,013
MRI	15,699	17,400	17,706	17,790

Total revenue	$256,636	$262,739	$272,474	$267,954

Gross profit:
GETS	$23,945	$24,699	$24,586	$23,578
PSS	22,735	23,876	24,875	24,083
MRI	7,650	8,385	8,281	8,608

Total gross profit	$54,330	$56,960	$57,742	$56,269

Operating profit (loss):
GETS[1]	$3,982	$4,137	$5,768	$1,092
PSS[1,2]	2,198	12,995	4,125	2,869
MRI[1]	1,761	2,477	2,461	2,769
Corporate[1]	(5,188)	(5,905)	(7,933)	(7,233)

Total operating profit (loss)[1,2]	2,753	13,704	4,421	(503)
Other (expense) income, net	(43)	(116)	(63)	(23)

Income (loss) before income taxes[1,2]	$2,710	$13,588	$4,358	$(526)

(1)

In the fourth quarter of 2011, the Company recorded an aggregate pre-tax charge of $8.1 million to “Restructuring and other related costs” in the consolidated statement of operations. The following table summarizes the amount of restructuring and other related costs recognized during the year ended December 31, 2011, by reporting segment:

2011
GETS	$4,467
PSS	2,622
MRI	372
Corporate	639

Restructuring and other related costs	$8,100

(2)	PSS operating profit in the second quarter of 2011 includes a $9.7 million benefit related to the final settlement of a legal matter.

Reporting segment data on an annual basis is presented in the tables below:

	2011	2010
Revenue:
GETS	$323,546	$280,552
PSS	667,662	584,421
MRI	68,595	61,316

Total revenue	$1,059,803	$926,289

Gross profit:
GETS	$96,808	$76,903
PSS	95,569	84,685
MRI	32,924	32,375

Total gross profit	$225,301	$193,963

Operating profit (loss):
GETS[1]	$14,979	$9,529
PSS[1,2]	22,187	(2,118)
MRI[1]	9,468	6,943
Corporate[1]	(26,259)	(16,960)

	20,375	(2,606)
Less equity in losses of affiliated companies	—	2,299

Total operating profit (loss)[1,2]	20,375	(307)
Equity in losses from affiliated companies	—	(2,299)
Other (expense) income, net	(245)	(540)

Income (loss) before income taxes[1,2]	$20,130	$(3,146)

(1)	In the fourth quarter of 2011, the Company recorded an aggregate pre-tax charge of $8.1 million to “Restructuring and other related costs” in the consolidated statement of operations.
(2)	PSS operating profit (loss) includes a $9.7 million benefit related to the final settlement of a legal matter in 2011 and an $8.3 million goodwill impairment charge in 2010.

Inter-segment activity is not significant. Therefore, revenues reported for each reporting segment are substantially all from external clients. Total depreciation and amortization by reporting segment is presented in the table below:

	2011	2010
Depreciation and amortization:
GETS	$5,761	$5,265
PSS	1,210	1,281
MRI	400	443
Corporate	3,637	3,668

Total depreciation and amortization	$11,008	$10,657